Exhibit 10.7

Baldwin Jimek AB
Testvagen 16
S-232 37 Arlov, Sweden
Tel: 46 40 43 98 00
Fax: 46 40 43 98 10

January 11, 2006

Birger Hansson
Nils Pers vag 5
S-232 51 Akarp, Sweden

Dear Mr. Hansson:

This Agreement sets forth the terms of your employment with Baldwin Jimek AB (the “Company”) and it supersedes your original employment agreement dated February 10, 1995 with Acrotec AB and subsequent Agreement dated July 1, 2002 and is effective  July 1, 2005.

         1. DUTIES.  You shall be employed as the Director of Global Product & Business Development of the Company, and you shall direct and manage the global product & business development affairs and property of the Company subject to the direction of the Chairman of the Company.  You shall also be a member of the Baldwin Operations Team (BOT).

          2. COMPENSATION.  The following will outline your compensation for your services as Director of Global Product & Business Development:

               A. Salary.  You shall be paid a base monthly salary of one hundred twelve thousand two hundred twenty seven SEK (SEK 112,227), payable at the end of each month to conform to the regular payroll dates of the Company.

               B. Reviews and Adjustments.  The Chairman of the Company shall review your performance each succeeding year consistent with your annual review date, which is July 1st.  Your base salary for the ensuing twelve (12) month period may be increased, subject to the approval of the Chairman in accordance with your level of performance.

               C. Incentive Compensation.  You will be eligible to participate in the Company’s Management Incentive Compensation Plan (MICP) at a level of 40% of your base compensation.  Terms and payments of the incentive compensation will be in accordance with MICP and will be provided to you under separate cover.

               D. Retirement Pension Benefit.  You will be entitled to a pension based on local rules and regulations of the ITP & ITPK pension schemes.  In addition to the social requirement of contributing to ITP & ITPK pension schemes, you are also entitled to a Supplemental Retirement Contribution of 15% to a pension scheme of your choice.  The basis for the pension contributions to your IPT, ITPK, and the Supplemental Retirement Contribution is your base salary.  The normal age for pension is 65 years old, but can be agreed in writing to be earlier.

               E. Early Retirement Bridge Payment.  Should you retire early from Baldwin at age sixty (60) the Company will pay to you an Early Retirement Bridge payment equal to 50% of your monthly base salary in effect at the time of such retirement (age 60) for a twenty-four (24) month period following your retirement.  Such payment will be made on a continuation basis at normal payroll intervals as outlined in section 2A above.  Should you decide to retire earlier than age 60, should your employment be terminated for any reason prior to age 60, or should you decide not to retire from the Company at age 60, the Company will no longer have an obligation to pay such a payment as outlined in this section.

         3. EXTENT OF SERVICES.  During your employment hereunder you shall devote your best and full-time efforts to the business and affairs of the Company.  During the duration of you employment with the Company, you shall not undertake employment with, or participate in, the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with the written approval of the Chairman of the Company.

         4. VACATION; OTHER BENEFITS.

               A. Vacation. You shall be entitled to a yearly vacation with pay of thirty-six (36) days.  Any residual or unused vacation at the end of a calendar year will be recorded and paid out in cash compensation.

               B. Health Benefits.  In line with normal Company policies, you shall be eligible to receive health insurance and/or receive compensation from the Company for normal medical treatment while employed by the Company.

               C. Disability Payments.  Should you not be able to perform your duties due to illness or disability, you will receive compensation from the Company corresponding to one hundred percent (100%) of your base salary in effect at the time of the illness or disability, provided local laws so permit.  This compensation will be net after deduction of social security or insurance compensation that you or the Company may have.  Such payments will continue until such time you leave your position, you retire, or you become entitled to early retirement as a result of your illness or disability.  During the period of illness or disability you will be entitled to the use of your company car and other benefits.

               D. Company Automobile.  The Company shall provide a leased automobile, at its expense, for your professional and private use.  The size, model, and equipment must be approved by the Chairman pursuant to the Company’s written policy on company autos as in effect at that time.

                E. Other Fringe Benefits.  Any additional fringe benefits other than those outlined in this Agreement must be agreed upon in writing with the Chairman of the Company and must be in line with the normal policies of the Company.  Expenses related to a home telephone connection and one (1) daily newspaper can be decided by you within your capacity for the Company.

 5. REIMBURSEMENT OF EXPENSES.  In addition to the compensation provided for in this Agreement, the Company shall reimburse to you, or pay directly, in accordance with the policies of the Company as in effect at the time, all reasonable expenses incurred by you in connection with the business of the Company and/or its Subsidiaries, including but not limited to business-class travel in accordance with the Company’s policy, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company’s policy.

         6. LOCATION/WORKING TIME.  Although your duties hereunder shall require you to perform for the Company worldwide and spend at least one (1) week per month at Baldwin’s German location, your office location shall be located at Baldwin Jimek AB in Arlov, Sweden.  In addition, the nature of your duties includes overtime, which the Company is not obliged to compensate you for.

         7.  INTELLECTUAL PROPERTY RIGHTS. All intellectual property and know-how, worldwide, including, without limitation, creations and inventions, patentable or not, works protected by copyright and neighboring rights, databases, computer software (pursuant to Section 40a of the Swedish Copy Rights Act of 1960), designs, trademarks or other intellectual property, made or created by you (either solely or jointly with others) in your employment or during the term of the employment or during thirty (30 months subsequent to the termination of the employment (with respect to patentable inventions, one (1) year after the termination of the employment), in substance as a result of your employment with the Company (all such results jointly referred to as the “Results” and the intellectual property rights relating to such results are referred to as the “Intellectual Property Rights”), shall exclusively belong to the Company.  For the avoidance of doubt, also the right to assign Intellectual Property Rights and make amendments to the results shall belong to the Company.  You also waive, to the extent legally possible, your moral rights in relation to the Results, such as without limitation, to be named as author or creator of the Results.  The Company may also reproduce the results and make them available to the public in whatever existing and future format and medium as the Company deems appropriate.  Unless otherwise provided by mandatory law, you shall not receive any special compensation in addition to salary and other employment benefits, for the creation of the Results and the Intellectual Property Rights.  You further acknowledge that your duties hereunder as Director of Global Product and Business Development include making inventions and, consequently, a significant part of your ordinary employment benefits have been granted as compensation for such future Results.  You further undertake not to copy for private purposes or otherwise use the Results and the Intellectual Property Rights belonging to the Company without the Company’s prior written consent in each individual case, and not to use the Results and the Intellectual Property Rights outside your ordinary duties or after termination of the employment without the Company’s prior written consent in each individual case.   You agree promptly to make known the existence to the Company of any and all Results made or conceived by you, either solely or jointly with others, during the period of your employment under this and any previous Agreement and for thirty (30) months (twelve (12) months as regards to patentable inventions) after the date of termination, and to assign to the Company the full exclusive right to any and all Results.  You further agree, without charge to the Company, but at its expense, if requested to do so by the Company, to execute, acknowledge and deliver all papers, including applications or assignment for patents, trademarks, or copyrights for such creations, inventions, discoveries, and improvements in any and all countries and to vest title thereto in the Company in all Results.

8.	AGREEMENT DURATION AND CANCELLATION.

A.	This Agreement is valid until terminated by you or the Company with a written notification period of six (6).

B.
The Board of the Company shall have the right to remove you from the position of Director of Global Product and Business Development during the notice period or part of the notice period.  Such removal shall not impact your employment benefits under this agreement.

9.	NON-COMPETE RESTRICTIVE COVENANT.

A.
Should your employment be terminated by the Company as outlined in Section 8 herein, the Company will require that during the period of notice and for a period of twenty-four (24) months following the expiration of the period of notice, you shall not, in any geographical location in which there is at that time business conducted by the Company or its Affiliates at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, control of any business similar to or competitive with such business conducted by the Company without the written consent of the Company.

“Affiliate” in this Agreement shall mean any person, firm or corporation that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company, from time to time, or any of their successors.

B.
As compensation for your compliance with the undertaking in Section 9A above and for consideration that your employment was terminated by the Company, the Company will pay to you a compensation in the amount of one hundred percent (100%) of your fixed monthly salary in effect at the time of your termination for a period of twenty-four (24) months following your termination.

   C.    You will be entitled to request that the payment to be made to you under Section 9B not be paid in its entirety during the twenty-four (24) months period, but instead paid over a five (5) year period (maximum), unless other arrangements have been agreed upon by you and the Chairman to extend the period.

10. CONFIDENTIAL INFORMATION.  You agree that you will not disclose to any third person or parties any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information on termination of your employment.  The obligation set forth in this Section 10 shall survive the termination of your employment hereunder.

       11. ENTIRE AGREEMENT.  This Agreement contains the entire agreement relating to you employment by the Company.  It only may be changed by written agreement signed by all parties.

       12. LAW TO GOVERN.  This Agreement shall be governed by, and construed and enforced according to, the laws of Sweden without giving effect to the principles of conflict of laws.

BALDWIN JIMEK AB

By: /s/Karl S. Puehringer    [January 16th, 2006]
       Karl S. Puehringer
       Chairman

AGREED TO AND ACCEPTED:

/s/Birger Hansson____________________
Birger Hansson

DATE: January 16th, 2006_____________